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SECURITIES AND EXCHANGE COMMISSION

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Bridger Photonics’ high-tech laser solution selected by ExxonMobil for EPA Methane Detection

Bozeman, MT, April 8, 2021 — Bridger Photonics’ Light Detection and Ranging (LiDAR) technology was selected by ExxonMobil for incorporation into the first-ever filing of an application with the U.S. Environmental Protection Agency (EPA) to use cutting-edge technology for methane emissions and other regulatory compliance.

EPA Regulations (40 CFR Part 60 Subpart OOOOa) require oil and gas producers to inspect their equipment for leaks of methane volatile organic compounds and other pollutants. The regulation prescribes that field crews must visit hundreds of thousands of U.S. production sites on foot and inspect each piece of equipment by hand in search of leaks. While this leak detection process was considered the best available at the time, it is costly and time consuming, and has increased field crews’ exposures to on-site hazards.

Bridger Photonics was selected after an extensive vetting process including field trials of emerging methane detection technologies to identify more efficient, and more effective ways to detect and quantify methane leaks.

Instead of visiting sites on foot, Bridger Photonics scans sites from aircraft using its advanced LiDAR technology, Gas Mapping LiDAR™, to sensitively and quickly detect and estimate methane emissions throughout the entire natural gas value chain (production, transmission, and distribution of natural gas). Bridger hands its clients a map that pinpoints (GPS coordinates), images, and estimates the quantity of every detectable emission in the client’s infrastructure. These data products provide actionable information for field crews to easily find and prioritize leaks.

“What used to take six months for field crews to inspect now takes a matter of days with Gas Mapping LiDAR™,” said Dr. Pete Roos, CEO and co-founder of Bridger Photonics. “Bridger precisely locates and accurately quantifies methane emissions across broad areas so operators only need to deploy field crews when a leak is detected. This is a win-win for everyone involved: Bridger enables responsible operations while saving operators the cost and hazards of unnecessary visits to 60% to 90% of their sites.”

“We look forward to the EPA process establishing this alternative as equally effective as existing regulatory requirements,” said Bart Cahir, senior vice president of unconventional at ExxonMobil. “Our experience shows us the technology available today can detect leaks more efficiently than the manual processes federal regulations now require. ExxonMobil is deploying next-generation detection technologies under real-world operating conditions as part of our overall commitment to reduce methane emissions in our operations.”

Bridger Photonics’ Gas Mapping LiDAR™ is the first technology ever included in, and ExxonMobil is the first company ever to file, an application for an Alternate Means of Emissions Limitation (AMEL) for the EPA regulation. The AMEL application aims to replace ground crew visits with Gas Mapping LiDAR™.

“This AMEL application represents a massive breakthrough for the oil and gas industry and for Bridger. We are thrilled to be a part of it. All the hard work and innovation from our amazing team has paid off,” Roos added.

Bridger Photonics’ developed Gas Mapping LiDAR™ with funding from the US Department of Energy’s advanced research arm, ARPA-E, and won an R&D 100 award in 2019 recognizing the top 100 innovations worldwide for that year.

Contact: Mr. Brian Hogan 406.585.2774 or info@bridgerphotonics.com

Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) has filed a definitive proxy statement and form of associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders can also obtain, without charge, a copy of the Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.